Exhibit 10.73

[Bank of America Letterhead]

April 1, 2009

ArthroCare Corporation
7500 Rialto Boulevard
Building Two, Suite 100
Austin, Texas 78735
Attention:	Mr. Jeffrey Templer
Mr. Richard Rew, Senior Vice-President and General Counsel

Re:
Credit Agreement dated as of January 13, 2006 (as amended by that certain First Amendment dated as of December 18, 2007, that certain Second Amendment and Consent dated as of November 26, 2008, that certain Waiver dated as of January 16, 2009 and as further amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”) by and among ArthroCare Corporation, a Delaware corporation, as Borrower (the “Borrower”), the banks and other financial institutions party thereto from time to time, as Lenders (the “Lenders”) and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer (the “Administrative Agent”). Each capitalized term used herein but not defined herein shall be defined in accordance with the Credit Agreement.

Dear Messrs. Templer and Rew:

This letter also references those certain letters to the Borrower from the Administrative Agent dated February 23, 2009 (the “February 23 Letter”) and March 20, 2009 (the “March 20 Letter,” and together with the February 23 Letter, the “Default Letters”). As you are aware, pursuant to the Default Letters the Administrative Agent notified you of the existence and continuance of several Existing Events of Default (as defined in the March 20 Letter) under the Credit Agreement. In the Default Letters, the Administrative Agent further notified you that, by virtue of the Existing Events of Default and in addition to any pertinent provision of any other Loan Document, the Administrative Agent and the Lenders were not required to, and did not intend to, honor any request for any Credit Extension (other than the possible extension/renewal of an existing Letter of Credit) and that, among other things, the Administrative Agent was expressly reserving its ability to exercise any further rights, powers, and/or remedies in its sole discretion.

Consistent with the foregoing, this letter is to further notify you that pursuant to Section 8.02 of the Credit Agreement, the Administrative Agent, at the request of the Required Lenders, hereby declares the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, and such commitments and obligation are hereby terminated effective as of close of business on March 31, 2009.

Exhibit 10.73

ArthroCare Corporation
April 1, 2009

While the Administrative Agent and the Lenders are not presently exercising any other rights, powers, or remedies available to them with respect to the Existing Events of Default described above, nothing contained herein shall be deemed to constitute any waiver by the Administrative Agent or the Lenders of any Existing Events of Default or any other Events of Default, and the Administrative Agent, on behalf of itself and the Lender, hereby expressly reserves all rights, powers, and remedies, and shall be entitled, to pursue at any time and from time to time, without notice, demand or any other action, any and all rights, powers, and/or remedies provided under the Credit Agreement and/or the other Loan Documents, at law, in equity or otherwise, whether or not with respect to any Existing Events of Default or any other Events of Default, all in the sole and absolute discretion of the Administrative Agent and the Lenders. Neither this letter nor any other communication between the Administrative Agent and/or the Lenders, on the one hand, and the Borrower, on the other hand, shall be construed as a consent, waiver, forbearance or other modification with respect to any term, condition or other provision of the Credit Agreement and/or any other Loan Document. Neither this letter, any other communication between the Administrative Agent and/or the Lenders, on the one hand, and the Borrower, on the other hand, nor any act or omission on the part of the Administrative Agent and/or the Lenders constitutes, or shall be deemed to constitute, a course of conduct or a course of dealing so as to justify an expectation by the Borrower that the Administrative Agent and the Lenders will not exercise any rights or remedies available to them with respect to any Existing Event of Default, any other existing Event of Default or any subsequent Event of Default or an expectation by the Borrower that the Administrative Agent and the Lenders will waive any Existing Event of Default, any other existing Event of Default or any subsequent Event of Default.

Without limiting the generality of the foregoing, nothing contained herein is intended to or shall be deemed to constitute any binding commitment or other agreement on behalf of the Administrative Agent or the Lenders to enter into any amendment to the Credit Agreement or any forbearance or other type of agreement with respect to the Existing Events of Default or any other Events of Default, including, without limitation, to extend any funding or loan commitment pursuant to any such amendment or other type of agreement. As conspicuously set forth in the Credit Agreement, only terms in writing executed by the Administrative Agent and the requisite Lenders (and not other terms or oral promises) are enforceable against the Administrative Agent or the Lenders.

Very truly yours,

BANK OF AMERICA, N.A., as Administrative Agent on behalf of the Lenders

By:	/s/ David Maiorella
	Name:	David Maiorella
	Title:	Senior Vice President
	Phone:	(###) ###-####